Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D/A (Amendment No. 1) with respect to the Class A Ordinary Shares, par value US$0.00001 per share, of Grande Group Ltd/HK is filed on behalf of each of the undersigned.

Date: June 29, 2026

Grande Holding Limited

By:	/s/ Tianhang Zhao
Name:	Tianhang Zhao
Title:	Director

Tak Kai Raymond Tam

By:	/s/Tak Kai Raymond Tam
Name:	Tak Kai Raymond Tam

Yujie Chen

By:	/s/ Yujie Chen
Name:	Yujie Chen

Tianhang Zhao

By:	/s/ Tianhang Zhao
Name:	Tianhang Zhao